                              _____________, 1996


Limited Partner
Signature VII Ltd.
Anywhere, USA

Dear Limited Partner:

     Signature VII Ltd. Limited Partnership (the "Partnership") was organized originally on April 22, 1985. In the 11 years since its inception, the Partnership has operated its two Signature Inn hotels profitably and has made substantial cash distributions to its partners. The Partnership has been and continues to be a successful business enterprise.

     Nonetheless, your investment in the Partnership always has been and will continue to be illiquid. Currently, there is no ready market for the resale of your unit(s) of limited partnership interest, and it is not likely that a market for your unit(s) ever will develop. Moreover, there are a number of restrictions on transferability of your unit(s) contained in the Partnership Agreement. Accordingly, absent a sale of all or substantially all of the Partnership's properties, your investment will remain illiquid.

     For some time now, management of Signature Inns, Inc., the general partner of the Partnership, has studied and reviewed various possible methods by which the limited partners in its affiliated limited partnership programs could cash out their investments in these partnerships at an optimal time and at an optimum price. Essentially, the general partner has searched for an "exit vehicle," if you will, which could transport and deliver to the limited partners full, final and fair value for their investments in the partnerships.

     The general partner believes that it may now be in a position to provide such an exit vehicle for the limited partners of each of its affiliated partnerships. As you likely are aware, Signature Inns, Inc. has resolved successfully the financial difficulties and uncertainties which it has faced in the past several years. It is now in the position to attempt to enter the capital markets to seek equity capital with which to purchase at fair market value the equity interests of its affiliated partnership in their hotel properties.

     Management of the general partner believes that operating trends in the hotel industry and values of hotel properties are approaching cyclical peaks. We believe that there now exists a window of opportunity for the general partner to acquire funds with which to purchase properties of its affiliated limited partnerships and, in so doing, provide a mechanism for the limited partners of those partnerships to cash out their investments.

Signature VII Ltd. Limited Partnership
_______________, 1996
Page 2


     Therefore, the general partner is proposing to purchase the Partnership's hotel properties at fair market value, as supported by an independent, experienced and qualified appraiser. The general partner is also proposing that, following completion of the sale/purchase transactions, the net proceeds of sale, together with all other available Partnership cash, be distributed to the limited partners and that the Partnership be liquidated, dissolved and its affairs completely wound-up. Finally, in conjunction with those matters, the general partner is proposing certain required amendments to the Partnership Agreement.

     These transactions will result in a per unit distribution to the Limited Partners of approximately $6,544, exclusive of a final distribution of operating cash.

     None of these proposed transactions and events can occur or be consummated unless and until limited partners holding a majority of the units of limited partnership interests in the Partnership first provide their written consent to the transactions and other matters. We are asking that you, as a limited partner of the Partnership, provide your consent. To do so, all you need to do is to complete, sign and return the yellow consent form.

     In order to provide you with the information necessary for you to decide whether to support the general partner's proposals, we are enclosing a "Solicitation and Information Statement Regarding Proposed Sale of Partnership Assets and Other Matters" ("Statement"). You should read the Statement carefully. You should also discuss the general partner's proposals with your tax consultant and with your other professional advisors.

     You are urged to sign the enclosed Irrevocable Consent of Limited
Partner (Yellow Consent Form) and return it to us in the enclosed self-addressed, stamped yellow envelope so that it is received no later than August ___, 1996.

     Should you have any questions in regard to the general partner's proposals, you may call Marty Brew, Treasurer/Controller, at (317) 581-1111.


                                   Very truly yours,


                                   John D. Bontreger,
                                   President, Signature Inns, Inc.
                                   General Partner of Signature VII Ltd.
                                   Limited Partnership

P.S. Substantially similar proposals are being made to the limited partners of all of the other limited partnerships and joint ventures affiliated with the General Partner.